As filed with the Securities and Exchange Commission on November 1, 2017.

Registration No. 333-174497

Registration No. 333-197898

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	36-2151613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2850 W. Golf Road Rolling Meadows, Illinois	60008-4050
(Address of Principal Executive Offices)	(Zip Code)

Arthur J. Gallagher & Co. 2009 Long-Term Incentive Plan

Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan

Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan

Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan

(Full Title of the Plans)

Walter D. Bay, Esq.

Vice President, General Counsel and Secretary

2850 W. Golf Road

Rolling Meadows, Illinois 60008-4050

(630) 773-3800

(Name, address and telephone number including area code of agent for service)

Copies to:

Andrew Fabens

Stephen W. Fackler

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

(212) 351-4034

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On May 25, 2011, Arthur J. Gallagher & Co. (the “Company”) filed a registration statement on Form S-8 (Registration No. 333-174497) (the “2011 Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register 6,644,252 shares of Company common stock, par value $1.00 (the “Common Stock”) available for issuance under the Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan (the “2011 LTIP”). The Common Stock registered under the 2011 Registration Statement included 680,315 remaining shares available for issuance under the Arthur J. Gallagher 2009 Long-Term Incentive Plan (the “2009 LTIP”) at the time the 2011 LTIP was approved by the Company’s stockholders; and 463,937 shares subject to outstanding equity awards under the 2009 LTIP, which the Company estimated could become available for future grant under the 2011 LTIP as a result of the expiration, termination, cancellation, forfeiture or settlement in cash of such awards under the 2009 LTIP. The Company paid a registration fee of $21,738 at that time to register the securities.

On August 6, 2014, the Company filed a registration statement on Form S-8 (Registration No. 333-197898) (the “2014 Registration Statement”) with the SEC to register 9,150,000 shares of Common Stock available for issuance under the Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan (the “2014 LTIP” and together with the 2009 LTIP and the 2011 LTIP, the “Prior LTIPs”). The Common Stock registered under the 2014 Registration Statement included 150,000 remaining shares available for issuance under the 2011 LTIP at the time the 2014 LTIP was approved by the Company’s stockholders; and shares subject to outstanding equity awards under the 2011 LTIP, which the Company estimated could become available for future grant under the 2014 LTIP as a result of the expiration, termination, cancellation, forfeiture or settlement in cash of such awards under the 2011 LTIP. The Company paid a registration fee of $52,915.55 at that time to register the securities.

On May 16, 2017 (the “Approval Date”), the stockholders of the Company approved the Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan (the “2017 LTIP”). Under the terms of the 2017 LTIP, any Common Stock which may be issued in connection with outstanding awards under the Prior LTIPs that are forfeited, settled in cash, cancelled or expired after May 16, 2017 shall become eligible for issuance under the 2017 LTIP.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the 2011 Registration Statement and the 2014 Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the 2011 Registration Statement and the 2014 Registration Statement to reflect that, with respect to any Common Stock which may be issued in connection with outstanding awards under the Prior LTIPs that are forfeited, settled in cash, cancelled or expired after May 16, 2017 that shall become eligible for issuance under the 2017 LTIP, the Common Stock available for issuance under such registration statements will no longer be issued under the Prior LTIPs and may instead be issued under the 2017 LTIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Plans as specified by Rule 428(b)(1) promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the SEC but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC’s rules allow the Company to incorporate by reference information into this Registration Statement. This enables the Company to disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Registration Statement from the date the Company files such document. Any reports filed by the Company with the SEC after the date of this Registration Statement, and before the date that the offering of the securities by means of this Registration Statement is terminated, will automatically update and, where applicable, supersede any information contained in this Registration Statement or incorporated by reference in this Registration Statement.

We incorporate by reference into this Registration Statement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed in accordance with SEC rules and is not incorporated by reference herein):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 13, 2017;

•	Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2017, June 30, 2017, and September 30, 2017, filed on April 28, 2017, July 28, 2017, and October 30, 2017, respectively;

•	Our Current Reports on Form 8-K filed on May 16, 2017 and June 13, 2017;

•	The description of our common stock contained in our Registration Statement on Form S-4, filed on November 15, 2016; and

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

The Company will provide without charge to each person, including any beneficial owner, to whom this Registration Statement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this Registration Statement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can obtain those documents from our website at www.ajg.com or request them in writing or by telephone at the following address or telephone number: General Counsel, Arthur J. Gallagher & Co., 2850 W. Golf Road, Rolling Meadows, Illinois 60008-4050; Telephone: (630) 773-3800. Except for the information specifically incorporated into this Registration Statement by reference as set forth above, information contained on our website is not a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Expert and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the Delaware General Corporation Law (the “DGCL”).

Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article Seven of the Company’s Amended and Restated By-laws and Article Twelve of the Company’s Amended and Restated Certificate of Incorporation provide for the indemnification of each of the Company’s directors, officers, employees or agents to the full extent permitted by the DGCL or other applicable laws presently or hereafter in effect.

Article Seven of the Company’s Amended and Restated By-laws provides that the Company shall indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that he or she is or was one of the Company’s directors, officers, employees or agents, or is or was serving at the Company’s request as a director, officer, employee or agent of another enterprise, against all costs actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by the Company or in the Company’s right, and provided further that such person shall not have been adjudged liable for negligence or misconduct in the performance of his or her duty to the Company, unless, in view of all the circumstances of the case, the court in which the action or suit was brought determines that such person despite the adjudication of liability is fairly and reasonably entitled to indemnity for such expenses.

Article Twelve of the Company’s Amended and Restated Certificate of Incorporation eliminates the liability of the Company’s directors for monetary damages for breach of fiduciary duty as a director except where a director breaches his or her duty of loyalty to the Company and its stockholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, authorizes the payment of a dividend or stock repurchase that is illegal under Section 174 of the DGCL, or obtains an improper personal benefit.

The Company also maintains and pays premiums on a directors’ and officers’ liability insurance policy and has entered into indemnity agreements with its directors and officers. The provisions of each indemnity agreement alter or clarify the statutory indemnification in the following respects: (1) indemnity will be explicitly provided for settlements in derivative actions; (2) prompt payment of litigation expenses will be provided in advance of indemnification; (3) prompt indemnification of advances of expenses will be provided unless a determination is made that the director or officer has not met the required standard; (4) the director or officer will be permitted to petition a court to determine whether his or her actions meet the standards required; and (5) partial indemnification will be permitted in the event that the director or officer is not entitled to full indemnification. In addition, each indemnity agreement specifically includes indemnification with respect to actions, suits or proceedings brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended.

The preceding summary is qualified in its entirety by the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and the indemnity agreements described above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by this reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

4.1	Amended and Restated Certificate of Incorporation of Arthur J. Gallagher & Co. (incorporated by reference to Exhibit 3.1 to our Form 10-Q Quarterly Report for the quarterly period ended June 30, 2008).

4.2	Amended and Restated By-Laws of Arthur J. Gallagher & Co. (incorporated by reference to Exhibit 3.1 to our Form 8-K Current Report dated October 23, 2015).

4.3	Arthur J. Gallagher & Co. 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.4 to our registration statement on Form S-8 filed on May 12, 2009).

4.4	Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to our registration statement on Form S-8 filed on May 25, 2011).

4.5	Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.46 to our Form 10 Q Quarterly Report for the quarterly period ended June 30, 2014).

4.6	Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.8 to our registration statement on Form S-8 filed on November 1, 2017.)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on this 1st day of November, 2017.

ARTHUR J. GALLAGHER & CO.

By:	/s/ Walter D. Bay
Walter D. Bay
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* J. Patrick Gallagher, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

* Douglas K. Howell	Vice President and Chief Financial Officer (Principal Financial Officer)

* Richard C. Cary	Controller (Principal Accounting Officer)

Director
Sherry S. Barrat

*	Director
William L. Bax

Director
D. John Coldman

*	Director
Frank E. English, Jr.

*	Director
Elbert O. Hand

*	Director
David S. Johnson

*	Director
Kay W. McCurdy

Director
Ralph J. Nicoletti

*	Director
Norman L. Rosenthal

*By:	/s/ Walter D. Bay	November 1, 2017
Walter D. Bay, Attorney-in-fact